Exhibit 4.60

English Translation

LEASE CONTRACT

Parties of this Contract:

Lessor (Party A): Shanghai Wensheng Printing Co., Ltd.

Lessee (Party B): Shanghai Mecox Lane International Mailorder Co., Ltd.

In accordance with the “Contract Law of the People’s Republic of China,” Party A and Party B, on the basis of equality, voluntariness, fairness and integrity, have reached unanimity through consultations and entered into this Contract in respect of Party B’s leasing of the house which Party A is legally entitled to lease out.

1. Information about the Premise

1-1 Party A leases Party B the premises located at 566 Maoting Road, Songjiang District, Shanghai (hereinafter the “Premises”). The construction area of the Premises is 13443 square meters. The designated usage of the Premises is for factory building (2#, the third floor ) and warehouse (1#, three floors ). The type of the Premises is building and warehouse. The structure of the Premises is concrete. The floor plan of the Premises is attached hereto as Attachment 1. Party A has presented with Party B:

1) Certificate of Ownership of the Premises. Certificate No.: D.S.(2008) No.021764.

1-2 Being the custodian of the Premises, Party A enters into the lease relationship with Party B. Prior to the execution of this Contract, Party A has informed Party B that the Premises have been mortgaged and warranted to Party B against any defects of rights. In the event of the dispose of the premises, Party A shall give a written notice to Party B a month prior to the dispose, and ensure that this contract shall be binding on and carry on by the buyer of the premises. In the event that any other party claim its right on the premises, Party A shall solve the issue and ensure not to impact on Party B. Otherwise, Party B may terminate this contract and require Party A to cover all the losses of Party B (including but not limited to decoration in-put, re-location fees, intermediary fees, attorney fees and costs to be paid by Party B.)

1-3 It is listed in Attachments 2 and 3 by both parties the scope, conditions and requirements of the usage of the public or common area of the Premises, the existing decoration, accessory facilities and equipments, and the provisions, standard and matters to be negotiated related to the decoration and facilities installed by Party B and agreed by Party A. Both parties agree that the attachments hereto shall form the basis of the inspection when Party A hands over the Premises to Party B and when Party B returns the Premises to Party A upon the termination of this Contract.

2. Usage of the Lease

2-1 Party B undertakes to Party A that the Premises shall be used only for the purpose of warehouse and it shall comply with the national and municipal laws and regulations in relation to the usage of houses and property management.

2-2 Party B undertakes not to change the usage stipulated above without written consent of Party A and approvals of related departments according to the relevant rules and regulations.

3. Date of Handing Over and Lease Term

3-1 Both parties agree that Party A shall hand over the Premises to Party B before October 1, 2010. The lease term commences on October 1, 2010 and expires on September 30, 2012. Party B have the priority to renew the lease after the expiration of the tenancy.

3-2 Party A shall have the right to take back the Premises upon the expiration of the term of the lease, and Party B shall return the Premises punctually. If Party B wishes to renew the lease, a written request shall be provided to Party A two months prior to the expiration of the term of the lease. Subject to Party A’s consent to the renewal, a new lease contract shall be executed.

4. Rent and Method and Time of Payment

4-1 Both parties agree that the daily rent is RMB0.45 per squared meter per day and the monthly rent of the Premises is RMB184001 (In capital: RMB ONE HUNDRED AND EIGHTY FOUR THOUSAND AND ONE). The rent shall remain unchanged during the tenancy.

4-2 The rent shall be paid quarterly. Party A shall issue the invoice of the rent for the next quarter before the 15th day of the month, and Party B shall pay within 10 working days upon the receipt of such invoice. If Party B fails to pay punctually, for every single day of delay, it shall pay a penalty to Party A at the rate of 0.05% of the monthly rent.

4-3 The method of payment of the rent shall be as follows: Bank Transfer. Account Information: Shanghai Wensheng Printing Co., Ltd. Shanghai Chedun Branch of China Construction Bank. Account No.: 31001937714059001188.

5. Deposit and Other Fees

5-1 Both parties agree that Party B shall pay Party A the Deposit equal to the rent of 1 month in an amount of RMB184001 when Party A hands over the Premises. (To be paid within a week after execution of this contract.)

On receipt of the Deposit, Party A shall issue a receipt to Party B.

By termination of the tenancy, Party A shall offset from the Deposit the fees bearable by Party B hereunder and return the remains to Party B without interest.

5-2 During the tenancy, Party B shall bear the costs of water, electricity, gas, telecom, equipments and property management relating to the use of the Premises.

5-3 The calculation, method of apportionment, method and time of payment of the above fees born by Party B shall be: To be settled in real and paid monthly within 10 working days after the receipt of the invoice issued by Party A. (Water and electricity fees shall be counted according to the separate meters.)

6. Requirements for Using the Premises and Responsibility for Reparation

6-1 During the tenancy, in the event that Party B discovers any damage or breakdown (due to non-artificial reasons) of the Premises and accessory facilities, it shall notify Party A promptly for reparation. Party A shall repair them within 3 days from the date of receipt of the notice. If Party A fails to repair in time, Party B may repair them at the cost of Party A.

6-2 During the tenancy, Party B shall make a proper use of and take good care of the Premises and accessory facilities. In respect of any damage or breakdown of the Premises or accessory facilities as a result of the improper use of Party B, Party B shall be liable for the reparation. In the event that Party B refuses to repair them, Party A may repair them instead at the cost of Party B.

6-3 During the tenancy, Party A ensures that the Premises and accessory facilities are in a normal, available and safe condition. Party A shall inform Party B 3 days prior to its inspection and maintenance of the Premises, and Party B shall render its co-operation. Party A shall minimise the impact on the use of the Premises by Party B.

6-4 If Party B needs to decorate or install ancillary facilities in addition to those stipulated in the Attachment 3 hereto, it shall obtain the prior written consent of Party A. If it is needs approval from the related department, Party B shall get such approval before construction.

7. Conditions of the Premises When Returned

7-1 By the expiration of the tenancy, Party B shall return the Premises to Party A within 3 days of the expiration, unless Party A agrees to the renewal by Party B. If Party B fails to return the Premises punctually without the consent of Party A, it shall pay the rent to Party A during the period of occupation of the Premises. If the delay is over 10 days, Party A may re-enter into the Premises.

7-2 Party B shall return the Premises in a condition consistent with the Premises having been used normally. Party A shall inspect the Premises when the Premises are returned and the parties hereto shall settle the fees that they are respectively responsible for.

8. Sublet, Transfer and Exchange

8-1 Party B may sublet part or the whole of the Premises to another party during the tenancy with the written consent of Party A.

9. Conditions of Termination of this Contract

9-1 Both parties agree that neither party shall be liable to the other party if this Contract is terminated upon the occurrence of any of the following events at any time during the term of the lease:

(1) The use right of the land on which the Premises are situated is early revoked according to the law.

(2) The Premises are requisitioned according to the law for the public interest.

(3) The Premises are included in the demolition permission scope for urban development according to the law.

(4) The Premises get damaged, destroyed or are regarded as dangerous.

(5) The Premises are to be disposed of under mortgage which Party A has informed Party B of before the leasing.

9-2 Both parties agree that if any of the following events occurs, either party may inform the other party upon a written notice to terminate this Contract. The defaulting party compensate for any losses of the other party resulting from such event:

(1) Having failed to hand over the Premises punctually, Party A again fails to hand over the same within 15 days from the date of Party B’s written demand.

(2) The Premises handed over by Party A fail to comply with the conditions as herein contained, which frustrates the purpose of the lease; or the Premises are defective and endanger the safety of Party B.

(3) Party B changes the usage of the Premises without written consent of Party A, which causes damage to the Premises.

(4) The main structure of the Premises is damaged at fault of Party B.

(5) Party B sublets the Premises, transfers the leasing right of the Premises or exchanges with a third party their respective leased premises without permission.

(6) Party B fails to pay the rent cumulatively over the amount for 1 month within prescribed period.

10. Liabilities for Breach of Contract

10-1 In the event that the Premises have been defective by the time of handing over, Party A shall repair the Premises within three days from the date of handing over. If failed to repair the Premises punctually, Party A shall bear the liabilities. Warranty period for ancillary facilities apart from the main structure (such as a wire, a socket, a lamp and etc.) is 1 month, but Party B shall be responsible for the facilities reconstructed or installed by itself.

10-2 Party A shall be liable to compensate Party B for its losses occasioned by Party A’s failure to inform Party B that the Premises have been mortgaged or the transfer of the ownership of the Premises has been restricted before the leasing of the Premises.

10-3 Party A shall be liable to compensate Party B for its property damage or personal injury occasioned by Party’s failure to perform its obligations as contained herein related to the reparation and maintenance of the Premises during the tenancy, which causes damage to the Premises.

10-4 In the event that any party early terminates this Contract other than in accordance with the provisions herein contained during the tenancy, it shall pay the other party a penalty as liquidated damages equal to 3 times of the monthly rent. If the liquidated damages are not sufficient to make up for Party B’s losses, Party A shall further compensate Party B.

10-5 In the event that Party B decorates the Premises or installs other ancillary facilities without written consent of Party A or beyond the scope and requirement thereof, Party A may require Party B to recover the Premises or compensate for its losses.

11. Other Provisions

11-2 This Contract shall become effective after being signed by both parties. Within 15 days after this contract becomes effective, Party A shall be responsible to register with the district/country real estate transaction center or the related farm authority where the Premises are located and obtain the certificate for registration of property leasing. In the event of any alteration or termination of this contract after the registration, Party A shall go through alteration or termination procedures with such authority within 15 days upon such alteration or termination. Party A shall bear all responsibilities of any legal disputes resulting from the failure of such registration.

11-3 If this Contract has any outstanding matter, it can be settled by supplemental provisions upon negotiations between both parties. The supplemental provisions and attachments hereto shall be an integral part of this Contract.

11-4 By execution of this Contract, both parties shall be clear of their rights, obligations and responsibilities and be willing to perform strictly in accordance with the provisions hereof. If either party breaches this Contract, the other party may claim in accordance with the provisions hereof.

11-5 Any dispute arising from the performance of this Contract shall be settled through negotiation. If the parties fail to resolve the dispute through negotiation, both parties agree to bring a lawsuit to the People’s Court.

11-6 This Contract shall constitute all the agreements between both parties and shall replace all the oral or written agreements made before. This Contract and its attachments shall have four originals. Each shall be the same effect.

Supplemental Provisions

1.	Party A shall ensure Party B may independently use telephone, water meter, power meter and other facilities, and suppliers of water, power, telecom and others shall charge Party B directly within the Premises.

2.	In the event any dispute arisen between both parties or Party B delays the payment of the rent or fails to leave the Premises promptly after the termination of the contract, both parties shall claim the right by litigation or arbitration, but not by cutting off water or power supply or in such way that affect on Party B’s business, neither by violence nor by other ways to destroy Party’s property, otherwise Party A shall bear the losses.

3.	According to Attachment 3 or agreed upon by both parties for the purposes of operation, by the termination of this contract, Party B shall hand over the decoration or facilities installed by it in its normal condition (except those that can be easily moved or whose value and function will not be affected by removal). The value of such decoration or facility shall be negotiated by both parties.

4.	Party A ensure the Premises completely comply with the requirements of the law and Shanghai municipal government department of fire control. Party A shall ensure the Premises and the ancillary facilities be in good condition and without any quality problems or security risks. (Party A shall not be reliable to the part reconstructed by Party B) Otherwise, Party A shall be liable to any accident resulting in personal injury or property damage.

5.	Property Management and the Charge:

The scope of property management shall include: security guard, cleaning, green and etc.

The responsibilities of property management shall include: Ditto.

The charge of property management shall be: Tentative.

6.	Party A shall ensure that Party B is entitled to conduct its own business 24 hours a day and 7 days a week. Unless regulated by law or agreed upon in contract, Party A shall not interfere in Party B’s legal business affairs.

7.	By termination of this contract and handing over of the Premises, the condition of the Premises, the inner decoration, facilities shall be recorded in the Attachment 3 hereof and be signed / sealed and confirmed by both parties. In the event any dispute arises or the Premises fails to be handed over successfully, either party may invite a notary public or members of the local government office or neighborhood committee to witness and photograph (video) to record the condition inside the Premises. Such record can be the effective record by handing over the Premises.

8.	In the event any dispute arises from neighbouring relationships or due to the public facilities, Party A shall coordinate positively to solve the matter. In the event such dispute affect Party B on its regular business, Party B may terminate the tenancy at its sole decision and/or require Party A to cover the losses of Party B, and such termination shall not be regarded as breach of this contract.

9.	In the event Party B wishes to renew the lease according to article 3-2 of the contract, Party A agrees Party B shall have priority under the same condition.

10.	In the event there is any discrepancy between this supplemental provision and the main text of this contract, this supplemental provision shall prevail.

11.	Party B shall conduct its business legally and product safely, Party B shall be liable for the accident caused by Party B.

Lessor (Party A): Shanghai Wensheng Printing Co., Ltd.

Nationality:

Legal Representative:

Certificate / ID No.:

Address: 566 Maoting Road, Chedun Town, Songjiang District, Shanghai

Post Code:

Tel: 57787719

Authorized Agent:

Signature & Seal: [seal: Shanghai Wensheng Printing Co., Ltd..]

Date of Execution: September 28, 2010

Place of Execution: Shanghai

Lessee (Party B): Shanghai Mecox Lane International Mailorder Co., Ltd.

Nationality:

Legal Representative:

Certificate / ID No.:

Address:

Post Code:

Tel: 67601333

Authorized Agent:

Signature & Seal: [seal: Shanghai Mecox Lane International Mailorder Co., Ltd.]

Date of Execution: September 28, 2010

Place of Execution: Shanghai